Exhibit 10.1
SETTLEMENT AGREEMENT
I. PARTIES
     This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”), the TRICARE Management Activity (“TMA”), through its General Counsel, and the Office of Personnel Management (“OPM”), which administers the Federal Employees Health Benefits Program (“FEHBP”)(collectively the “United States”); Pediatrix Medical Group, Inc. (hereafter “Pediatrix”); and Daniel M. Hall, MD (hereafter the “Relator”), (hereafter collectively referred to as the “Parties”), through their authorized representatives.
II. PREAMBLE
     As a preamble to this Agreement, the Parties agree to the following:
     A. Pediatrix is a publicly-traded company, incorporated under the laws of the State of Florida. Pediatrix’s network of affiliated physician groups provides medical services in various hospital neonatal intensive care units (“NICUs”) in 32 states and Puerto Rico.
     B. The Relator, Daniel M. Hall, MD, is an individual resident of the State of Colorado. On or about May 24, 2002, the Relator filed a qui tam action in the United States District Court for the District of Maryland captioned United States ex rel. Daniel M. Hall, MD v. Pediatrix Medical Group, Inc., Civil No. L-02-1805, (hereinafter “the Civil Action”). The Relator is a board-certified neonatologist.

     C. The United States has filed of Notice of Intention to Intervene in the Civil Action.
     D. Pediatrix has entered into or will be entering into separate settlement agreements (hereinafter referred to as the “Medicaid State Settlement Agreements”) with the states which will be receiving settlement funds from Pediatrix pursuant to Paragraph III.1.d. below for the Covered Conduct described in Paragraph II.F. below (hereinafter referred to as the “Medicaid Participating States”).
     E. The United States and the Medicaid Participating States contend that Pediatrix knowingly submitted or caused to be submitted false claims for payment to the Medicaid Participating States’ Medicaid programs, established pursuant to, or in connection with, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the “Medicaid Program”); and the United States further contends that Pediatrix knowingly submitted or caused to be submitted claims for payment to the TRICARE Program (formerly known as the Civilian Health and Medical Program of the Uniformed Services (“CHAMPUS”)), 10 U.S.C. §§ 1071-1110, which is administered by the Department of Defense through TMA, and to FEHBP, 5 U.S.C §§ 8901-8914, which is administered by the Office of Personnel Management.

     F. The United States contends that it has claims under the False Claims Act, 31 U.S.C. §§ 3729-3733, and that it and the Medicaid Participating States (hereinafter collectively referred to as the “Government”) have certain other civil claims against Pediatrix for engaging in the following conduct with respect to the Medicaid, TRICARE, and FEHB programs: that Pediatrix during the period from January 1, 1996 through December 31, 1999, improperly billed CPT codes applicable to neonatal services that did not accurately correspond to the medical condition of the infant or the services provided (hereinafter referred to as the “Covered Conduct”), including, but not limited to the following:
          1. Pediatrix admitted infants to NICUs using CPT code 99295 (admission of critically ill infant), and knowingly submitted false claims for payments to the above-referenced federal programs, when the Government contends that at certain times, as many as one-third or more of those infants were not in fact critically ill;
          2. Pediatrix used CPT codes 99296 (critical/unstable) and 99297 (critical/stable) for subsequent days of treatment, and knowingly submitted false claims for payments to the above-referenced federal programs, when the Government contends that at certain times, as many as one-half or more of those infants were not in fact critically ill;
          3. Pediatrix used CPT codes 99296 (critical/unstable) and 99297 (critical/stable) on discharge days, representing the last days of service, and knowingly submitted false claims for payments to the above-referenced federal programs, when the Government contends that at certain times, as many as 85% or more of those infants were not in fact critically ill and should have been discharged using CPT discharge codes 99238 or 99239.
     G. The United States also contends that it has certain administrative claims, as specified in Paragraphs 4, 5 and 6 of Article III below, against Pediatrix for engaging in the Covered Conduct.
     H. Pediatrix denies the allegations of the Relator in the Civil Action, the allegations in paragraphs E., F. and G. of this Article II and all wrongdoing and/or liability under the False Claims Act, 31 U.S.C. 3729 through 3733.
     I. This Agreement is neither an admission of liability by Pediatrix nor a concession by the United States that its claims are not well-founded.
     J. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.
III. TERMS AND CONDITIONS
     1. Pediatrix agrees to pay to the United States and to the Medicaid Participating States, collectively, the sum of $25,078,918.00 (Twenty-five million, seventy eight thousand, nine hundred and eighteen dollars)(the “Settlement Amount”). The United

States agrees to pay $1,557,588.00 (One million, five hundred fifty-seven thousand, five hundred eighty-eight dollars) to Relator. Pediatrix further agrees to pay Relator for certain agreed upon attorney’s fees and expenses. The foregoing payments shall be made as follows:
          a. Pediatrix agrees to pay the full Settlement Amount to the United States by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the District of Maryland. Pediatrix agrees to make this electronic funds transfer no later than five business days following the Effective Date of this Agreement.
          b. Contingent upon the United States receiving the Settlement Amount from Pediatrix, and as soon as feasible after receipt, the United States agrees to pay $1,557,588.00 (One million, five hundred fifty-seven thousand, five hundred eighty-eight dollars) to Relator by electronic funds transfer pursuant to written instructions provided by Relator’s counsel, James T. Ratner.
          c. In accordance with 31 U.S.C. § 3730(d), at the same time that it pays the Settlement Amount to the United States, Pediatrix shall convey to Relator, pursuant to Relator’s counsel’s written instructions, payment for reasonable attorney’s fees and expenses incurred in connection with the Civil Action as agreed to separately between Pediatrix and Relator’s counsel. This payment of attorney’s fees is in addition to, and not included within, the Settlement Amount payment that Pediatrix is making pursuant to this

Agreement. Relator represents that his counsel in the Civil Action is James T. Ratner, and Relator hereby agrees to hold Pediatrix harmless from any claims by other attorneys known to Relator to a share of said attorney’s fees and expenses.
          d. Contingent upon the United States receiving the Settlement Amount from Pediatrix, and as soon as feasible after receipt, the United States agrees to pay $9,503,039.00 (Nine million, five hundred three thousand, thirty nine dollars) (the “Medicaid Participating State Settlement Amount”) by electronic funds transfer to an escrow agent to be identified by and pursuant to written instructions to be provided by the negotiating team for the Medicaid Participating States. Pursuant to the terms and conditions of the Medicaid State Settlement Agreements, the escrow agent shall pay each Medicaid Participating State an amount to be determined by the negotiating team based on each Medicaid Participating State’s relative utilization of, and payment for, Pediatrix’s services.
     2. Subject to the exceptions in Paragraph 7 below, in consideration of the obligations of Pediatrix in this Agreement, and conditioned upon Pediatrix’s full payment of the Settlement Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Pediatrix, its wholly-owned subsidiaries, and any affiliated professional associations, corporations, and partnerships over which Pediatrix has established a controlling financial interest in their operations, as defined by the Financial Accounting Standards Board (collectively the “Pediatrix Entities”), any of the Pediatrix Entities’ current and former officers, directors, employees, and agents, and any of their successors and assigns (who, together with the Pediatrix Entities, shall constitute the “Pediatrix Released Parties”) from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.
     3. Subject to the exceptions in Paragraph 7 below, in consideration of the obligations of Pediatrix in this Agreement, and conditioned upon Pediatrix’s full payment of the Settlement Amount and Relator’s receipt of the payments described in Paragraph III.1.c., Relator, on behalf of himself, his heirs, successors, partners, employees, agents, attorneys, consultants and assigns, will dismiss the Civil Action pursuant to Paragraph 22, and covenants not to sue with respect to, and releases, acquits, waives and forever discharges the Pediatrix Released Parties from any and all rights, claims, expenses, debts, liabilities, demands, obligations, costs, damages, injuries, actions and causes of action of every nature, including under the False Claims Act, 31 U.S.C. § 3729 et seq., whether known or unknown, suspected or unsuspected, in law or in equity, related or unrelated to the Civil Action or the Covered Conduct, including those for attorney’s fees, prior to the Effective Date of this Agreement.

     4. In consideration of the obligations of Pediatrix in this Agreement and the Corporate Integrity Agreement (“CIA”) entered into between OIG-HHS and Pediatrix, and conditioned upon Pediatrix’s full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against the Pediatrix Entities under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in Paragraph 7 below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Pediatrix from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.
     5. In consideration of the obligations of Pediatrix set forth in this Agreement, and conditioned upon Pediatrix’s full payment of the Settlement Amount, TMA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against the Pediatrix Entities under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in Paragraph 7 below and as reserved in this Paragraph. TMA expressly reserves all rights to comply with any statutory obligation to exclude Pediatrix from the Tricare program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii), based upon the Covered Conduct. Nothing in this Paragraph precludes TMA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.
     6. In consideration of the obligations of Pediatrix in this Agreement, and conditioned upon Pediatrix’s full payment of the Settlement Amount, OPM agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the FEHBP against the Pediatrix Entities under 5 U.S.C. § 8902a or 5 C.F.R. Part 970 for the Covered Conduct, except as reserved in Paragraph 7 below and except if excluded by OIG-HHS pursuant to 42 U.S.C. § 1320a-7(a). Nothing in this Paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 7 below.
     7. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Pediatrix and Relator) are the following claims of the United States:

          a. Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);
          b. Any criminal liability;
          c. Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;
          d. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
          e. Any liability based upon such obligations as are created by this Agreement;
          f. Any civil or administrative liability of individuals (including current or former directors, officers, employees, agents, or shareholders of Pediatrix) who are indicted, charged, or convicted for, or who enter into a plea agreement to, the Covered Conduct.
     8. Relator and his heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B) and, conditioned upon receipt of Relator’s share, Relator, for himself individually, and for his heirs, successors, agents, and assigns, fully and finally releases, waives, and forever discharges the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730; from any claims arising from the filing of the Civil Action; and from any other claims for a share of the

Settlement Amount; and in full settlement of any claims Relator may have under this Agreement. This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relator arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.
     9. Conditioned upon receipt of the payments described in Paragraph III.1.c., Relator, for himself, and for his heirs, successors, attorneys, agents, and assigns, agrees to release the Pediatrix Released Parties from any liability to Relator arising from the filing of the Civil Action, including claims under 31 U.S.C. § 3730(d) for attorney’s fees and expenses, and any other claims the Relator has asserted or could have asserted, whether or not relating to the Civil Action, as of the Effective Date of this Agreement. In consideration of the obligations of the Relator set forth in this Agreement, the Pediatrix Released Parties fully and finally release, waive and forever discharge the Relator and his heirs, successors, assigns, agents and attorneys from any claims the Pediatrix Released Parties have asserted or could have asserted, whether or not relating to the Civil Action, as of the Effective Date of this Agreement.
     10. In the event of any criminal prosecution or administrative action relating to the Covered Conduct, Pediatrix waives and shall not assert any defenses Pediatrix may have based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the

Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.
     11. The Pediatrix Released Parties fully and finally release the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that the Pediatrix Released Parties have asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution thereof.
     12. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any TRICARE or FEHBP carrier or intermediary, or by any state payer, related to the Covered Conduct; and Pediatrix shall not resubmit to any TRICARE or FEHBP carrier or intermediary, or to any state payer, any previously denied claims related to the Covered Conduct, and shall not appeal any such denials of claims.
     13. Pediatrix agrees to the following to the extent applicable:

          a. Unallowable Costs Defined: That all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395ggg and 1396-1396v; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Pediatrix, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “unallowable costs” on government contracts and under the Medicaid Program, TRICARE Program, and FEHBP:
               (1) the matters covered by this Agreement;
               (2) the United States’ or any states’ audits and investigations of the matters covered by this Agreement;
               (3) Pediatrix’s investigation, defense, and corrective actions undertaken in response to the United States’ or any states’ audits and investigations in connection with the matters covered by this Agreement (including attorney’s fees);
               (4) the negotiation and performance of this Agreement;
               (5) the payments Pediatrix makes to the United States and to the Medicaid Participating States pursuant to this Agreement and any payments that Pediatrix may make to Relator, including attorney’s fees and expenses; and
               (6) the negotiation of, and obligations undertaken pursuant to the CIA to:

                    (i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and
                    (ii) prepare and submit reports to the OIG-HHS. However, nothing in this Paragraph 13.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Pediatrix. (All costs described or set forth in this Paragraph 13.a are hereafter “unallowable costs.”)
          b. Future Treatment of Unallowable Costs: If applicable, these unallowable costs shall be separately determined and accounted for by Pediatrix, and Pediatrix shall not charge such unallowable costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement, or payment request submitted by Pediatrix or any of its subsidiaries or affiliates to the Medicaid, TRICARE, or FEHBP Programs.
          c. Treatment of Unallowable Costs Previously Submitted for Payment: If applicable, Pediatrix further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Pediatrix or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Pediatrix agrees that the United States, at a minimum, shall be entitled to recoup from Pediatrix any overpayment plus applicable interest and penalties as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.
     Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Pediatrix or any of its subsidiaries or affiliates on the effect of inclusion of unallowable costs (as defined in this Paragraph) on Pediatrix or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.
          d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Pediatrix’s books and records to determine that no unallowable costs have been claimed in accordance with the provisions of this Paragraph.

     14. This Agreement is intended to be for the benefit of the Parties only, including the Pediatrix Released Parties. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 15 below.
     15. Pediatrix waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payers based upon the claims defined as Covered Conduct.
     16. Pediatrix warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Pediatrix, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Pediatrix was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

     17. Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
     18. Pediatrix represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
     19. Relator represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
     20. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the District of Maryland, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.
     21. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.
     22. Upon receipt of the payments described in Paragraph 1.a.-c. above, the United States and Relator shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal, with prejudice, of the Civil Action pursuant to the terms of this Agreement.

     23. The individuals signing this Agreement on behalf of Pediatrix represent and warrant that they are authorized by Pediatrix to execute this Agreement. The individual signing this Agreement on behalf of Relator represents and warrants that he is authorized by Relator to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.
     24. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
     25. This Agreement is binding on Pediatrix’s successors, transferees, heirs, and assigns.
     26. This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.
     27. All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.
     28. Any notices required under this Agreement shall be directed to the following persons:
On behalf of Pediatrix:
Thomas W. Hawkins (or his successor)
Senior Vice President and General Counsel
Pediatrix Medical Group, Inc.
131 Concord Terrace
Sunrise, Florida 33323

On behalf of the United States, its agencies,
departments and divisions:
Rod J. Rosenstein (or his successor)
United States Attorney
101 W. Lombard Street
Baltimore, Maryland 21201
On behalf of the Relator:
James T. Ratner
P.O. Box 177
Mt. Tremper, New York 12457
     29. This Agreement is effective on the date of signature of the last signatory to the Agreement (the “Effective Date”). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

ROD J. ROSENSTEIN United States Attorney
DATED: 9/21/06	BY: /s/ Roann Nichols
Roann Nichols
Assistant United States Attorney

DATED: 9/20/06	BY: /s/ Tarra DeShields
Tarra DeShields
Assistant United States Attorney TROY A. EID United States Attorney

DATED: 9/19/06	BY: /s/ Edwin Winstead
Edwin Winstead
Assistant United States Attorney

DATED: 9/18/06	BY: /s/ Gregory E. Demske
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs Office of Counsel to the Inspector General Office of Inspector General United States Department of Health and Human Services

DATED: 9/20/06	BY: /s/ Laurel C. Gillespie
LAUREL C. GILLESPIE
Deputy General Counsel TRICARE Management Activity United States Department of Defense

DATED: 9/18/06	BY: /s/ Kathleen McGettigan
KATHLEEN McGETTIGAN Deputy Associate Director Center for Retirement & Insurance Services United States Office of Personnel Management

DATED: 9/18/06	BY: /s/ J. David Cope
J. DAVID COPE Assistant Inspector General for Legal Affairs United States Office of Personnel Management

PEDIATRIX MEDICAL GROUP, INC. — DEFENDANT

DATED: 9/19/06	BY: /s/ Thomas W. Hawkins
Thomas W. Hawkins Senior Vice President and General Counsel Pediatrix Medical Group, Inc.

DATED: 9/20/06	BY: /s/ Ronald L. Wisor, Jr.
Stephen J. Immelt
Ronald L. Wisor Jr. Hogan & Hartson L.L.P. Counsel for Pediatrix
Daniel M. Hall, MD - RELATOR

DATED: 8/21/06	BY: /s/ Daniel M. Hall, MD
Daniel M. Hall, MD

DATED: 9/18/06	BY: /s/ James T. Ratner
James T. Ratner
Counsel for Relator